Exhibit 99.1

ACE Limited Bärengasse 32 CH-8001 Zurich Switzerland	+41 (0)43 456 76 00 main +41 (0)43 456 76 01 fax www.acegroup.com	News Release

Investor Contact:	Helen M. Wilson
(441) 299-9283
helen.wilson@acegroup.com

Media Contact:	Stephen M. Wasdick
(212) 827-4444
stephen.wasdick@acegroup.com

ACE REPORTS RECORD QUARTERLY OPERATING INCOME OF $790 MILLION,

NET INCOME OF $891 MILLION AND P&C COMBINED RATIO OF 87.9%;

OPERATING RETURN ON EQUITY IS 12.3%

•	Record operating income of $2.29 per share, up 5.5% from prior year

•	P&C net premiums written up 7.1%; up 8.6% in constant dollars

•	P&C underwriting income of $434 million, up 15.8%

•	P&C current accident year underwriting income excluding catastrophe losses up 21.3%; current accident year combined ratio excluding catastrophe losses of 89.2%

•	Net investment income flat with prior year, $534 million versus $537 million

ZURICH — July 23, 2013 — ACE Limited (NYSE: ACE) today reported net income for the quarter ended June 30, 2013, of $2.59 per share, compared with $0.96 per share for the same quarter last year.(1) Operating income was $2.29 per share, compared with $2.17 per share for the same quarter last year. Book value per share declined 2.3% from March 31, 2013, to $80.26 due to rising interest rates. Tangible book value per share decreased 4.9% to $64.40, primarily due to rising interest rates and the impact of goodwill and intangibles relating to acquisitions closed during the quarter. Operating return on equity for the quarter was 12.3%. The property and casualty (P&C) combined ratio for the quarter was 87.9%.

Second Quarter Summary

(in millions, except per share amounts)

(Unaudited)

				(Per Share - Diluted)
	2013	2012	Change	2013	2012	Change
Net income	$891	$328	171.2%	$2.59	$0.96	169.8%
Net realized gains (losses), net of tax	101	(415)	NM	0.30	(1.21)	NM

Operating income, net of tax	$790	$743	6.3%	$2.29	$2.17	5.5%

For the six months ended June 30, 2013, net income was $5.36 per share, compared with $3.80 per share for 2012. Operating income was $4.46 per share, compared with $4.22 per share for 2012. Book value decreased $236 million, down 0.9% from December 31, 2012, and tangible book value decreased $656 million, down 2.9%. The P&C combined ratio for the six months ended June 30, 2013, was 88.1%.

Six Months Ended Summary

(in millions, except per share amounts)

(Unaudited)

				(Per Share – Diluted)
	2013	2012	Change	2013	2012	Change
Net income	$1,844	$1,301	41.7%	$5.36	$3.80	41.1%
Net realized gains (losses), net of tax	308	(143)	NM	0.90	(0.42)	NM

Operating income, net of tax	$1,536	$1,444	6.4%	$4.46	$4.22	5.7%

Evan G. Greenberg, Chairman and Chief Executive Officer of ACE Limited, commented: “ACE had record earnings in the quarter that were driven, in particular, by excellent current accident year underwriting results and strong investment income. We produced $790 million in after-tax operating income and our operating ROE was 12.3%. Book value declined 2.3% due to the rise in interest rates, which reduced unrealized gains in our investment portfolio. However, future investment income will benefit over time from the rise in interest rates.

“Our underwriting performance in the quarter, illustrated by a P&C combined ratio of 87.9%, benefited from margin improvement and premium growth globally. Total P&C net premiums were up over 8.5% on a constant dollar basis – with solid revenue growth in commercial P&C, accident and health, and personal lines. Growth was particularly strong from North America, Asia and Latin America, where our new acquisitions in Mexico are already contributing and added to the region’s strong results.

“The primary commercial P&C pricing environment in the U.S. remains favorable and, in fact, we experienced our strongest quarter yet for casualty-related rate increases in our retail business. At the same time, property rate increases are moderating. While economic conditions remain a mixed bag around the globe, we are firing on all cylinders and, as things stand now, expect continued strong results for the balance of the year.”

Operating highlights for the quarter ended June 30, 2013, were as follows: (1)

•	Total company net premiums written increased 6.3%, or 7.6% on a constant-dollar basis.

•	P&C net premiums written increased 7.1%, or 8.6% on a constant-dollar basis.

•

Total pre-tax and after-tax catastrophe losses including reinstatement premiums were $81 million (2.3 percentage points of the combined ratio) and $66 million, respectively, compared with $55 million and $41 million, respectively, in 2012.

•	P&C underwriting income was $434 million compared with $374 million in 2012.

•	P&C current accident year underwriting income excluding catastrophe losses increased 21.3% to $386 million.

•	The P&C combined ratio was 87.9% compared with 88.7% last year.

•	Favorable prior period development pre-tax was $128 million, representing 3.6 percentage points of the combined ratio, compared with $113 million last year.

•	The current accident year combined ratio excluding catastrophe losses was 89.2% compared with 90.4% last year.

•	The P&C expense ratio was 29.2%, unchanged from last year.

•	Operating cash flow was $895 million.

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•	Net loss reserves increased $349 million in the quarter.

•	Net investment income was $534 million compared to $537 million last year as lower reinvestment rates were offset by higher private equity and other distributions.

•	Net realized and unrealized losses pre-tax totaled approximately $1.4 billion.

•	Operating return on equity was 12.3% for the quarter and 12.1% year-to-date. Return on equity computed using net income was 12.9% for the quarter and 13.5% year-to-date.

•	Acquisitions closed in the quarter include Fianzas Monterrey on April 1, 2013, for $293 million in cash and ABA Seguros on May 2, 2013, for $690 million in cash.

•	Book value per share decreased 2.3% to $80.26 compared with $82.17 at March 31, 2013, and decreased 0.8% from $80.90 at December 31, 2012.

•

Tangible book value per share decreased 4.9% to $64.40 from $67.74 at March 31, 2013, and decreased 2.8% from $66.28 at December 31, 2012, primarily due to rising interest rates and the impact of goodwill and intangibles relating to the acquisitions of Fianzas Monterrey and ABA Seguros. Excluding the impact of the acquisitions, the tangible book value per share decreased 2.7% for the quarter and 0.5% for the year.

Details of financial results by business segment are available in the ACE Limited Financial Supplement. Key segment items for the quarter ended June 30, 2013, include:

•	Insurance—North American P&C: Net premiums written increased 11.8%. The combined ratio was 87.6% compared with 89.3%.

•	Insurance—North American Agriculture: Net premiums written decreased 8.0% due to an increase in proportional reinsurance purchased. The combined ratio was 89.9% compared with 88.7%.

•	Insurance—Overseas General: Net premiums written increased 10.5%, or 13.7% on a constant-dollar basis. The combined ratio was 88.2% compared with 89.3%.

•	Global Reinsurance: Net premiums written decreased 5.3%, or 4.2% on a constant-dollar basis. The combined ratio was 62.2% compared with 66.1%.

•	Life: Operating income was $76 million compared with $79 million. Net premiums written and deposits collected, excluding life reinsurance, increased 17.7% on a constant-dollar basis.

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The company is issuing updated guidance for full-year 2013 to account for the first half positive prior period reserve development, lower-than-planned catastrophe losses realized in the first half, better first half current accident year results excluding catastrophe losses, and higher net investment income in the second quarter and expected for the second half of the year. The range is $7.65 to $8.05 per share in after-tax operating income for the year. This includes estimated catastrophe losses of $260 million after tax for the second half of the year. Guidance for the balance of the year is for the current accident year only.

Please refer to the ACE Limited Financial Supplement, dated June 30, 2013, which is posted on the company’s website in the Investor Information section, and access Financial Reports for more detailed information on individual segment performance, together with additional disclosure on reinsurance recoverable, loss reserves, investment portfolio and capital structure.

ACE will hold its second quarter earnings conference call on Wednesday, July 24, 2013, beginning at 8:30 a.m. Eastern. The earnings conference call will be available via live webcast at www.acegroup.com or by dialing 877-723-9509 (within the United States) or 719-325-4760 (international), passcode 9261188. Please refer to the ACE Group website in the Investor Information section under Calendar of Events for details. A replay of the call will be available until Wednesday, August 7, 2013, and the archived webcast will be available for approximately one month. To listen to the replay, please dial 888-203-1112 (in the United States) or 719-457-0820 (international), passcode 9261188.

The ACE Group is one of the world’s largest multiline property and casualty insurers. With operations in 53 countries, ACE provides commercial and personal property and casualty insurance, personal accident and supplemental health insurance, reinsurance and life insurance to a diverse group of clients. ACE Limited, the parent company of the ACE Group, is listed on the New York Stock Exchange (NYSE: ACE) and is a component of the S&P 500 index. Additional information can be found at: www.acegroup.com.

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(1)	All comparisons are with the same period last year unless specifically stated.

Regulation G—Non-GAAP Financial Measures

In presenting our results, we included and discussed certain non-GAAP measures. The below non-GAAP measures, which may be defined differently by other companies, are important for an understanding of our overall results of operations and financial condition. However, they should not be viewed as a substitute for measures determined in accordance with generally accepted accounting principles (GAAP).

Operating income or income excluding net realized gains (losses), net of tax is a common performance measurement for insurance companies. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude net realized gains (losses) and net realized gains (losses) included in other income (expense) related to partially-owned entities because the amount of these gains (losses) is heavily influenced by, and fluctuates in part according to, the availability of market opportunities.

Underwriting income is calculated by subtracting losses and loss expenses, policy benefits, policy acquisition costs and administrative expenses from net premiums earned. We use underwriting income and operating ratios to monitor the results of our operations without the impact of certain factors, including net investment income, other income (expense), interest and income tax expense and net realized gains (losses). Current accident year underwriting income is underwriting income adjusted to exclude prior period development (PPD). We believe it is useful to exclude PPD as these unexpected loss developments on historical reserves are not indicative of our current underwriting performance. Life underwriting income includes net investment income and gains (losses) from fair value changes in separate account assets that do not qualify for separate account reporting under generally accepted accounting principles (GAAP). P&C underwriting income and consolidated underwriting income are also non-GAAP financial measures. We believe the use of these measures enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business.

Operating return on equity (ROE) or ROE calculated using income excluding net realized gains (losses) is an annualized financial measure. The ROE numerator includes income adjusted to exclude net realized gains (losses), net of tax. The ROE denominator includes the average shareholders’ equity for the period adjusted to exclude unrealized gains (losses) on investments, net of tax. To annualize a quarterly rate, multiply by four. Annualized ROE calculated using income excluding realized gains (losses) is a useful measure as it enhances the understanding of the return on shareholders’ equity by highlighting the underlying profitability relative to shareholders’ equity excluding the effect of unrealized gains and losses on our investments.

Combined ratio excluding catastrophe losses and PPD or current accident year combined ratio excluding catastrophe losses exclude impacts of catastrophe losses and PPD. We believe this measure provides a better evaluation of our core underwriting performance and enhances the understanding of the trends in our property & casualty business that may be obscured by these items.

Net premiums written on a constant-dollar basis and P&C net premiums written on a constant-dollar basis are financial measures which exclude the impact of foreign exchange. We believe it is useful to evaluate the trends in net premiums written, exclusive of the effect of fluctuations in exchange rates between the U.S. dollar and the currencies in which our international business is transacted, as these exchange rates could fluctuate significantly between periods and distort the analysis of trends. The impact is determined by assuming constant foreign exchange rates between periods by translating prior period results using the same local currency exchange rates as the comparable current period.

Life net premiums written and deposits collected, excluding life reinsurance, is adjusted to include deposits collected on universal life and investment contracts (life deposits) and exclude results from our life reinsurance business. Life deposits are properly not reflected as revenues in our consolidated statements of operations in accordance with GAAP. We include life deposits in presenting growth in our Life business because new life deposits are an important component of production and key to our efforts to grow our business. We exclude results associated with life reinsurance as there is no new life reinsurance business currently being written.

Tangible book value per common share is shareholders’ equity less goodwill and other intangible assets divided by the shares outstanding. We believe that goodwill and other intangible assets are not indicative of our underlying insurance results or trends and make book value comparisons to less acquisitive peer companies less meaningful.

Tangible book value per common share excluding 2013 acquisitions is shareholders’ equity less goodwill and other intangible assets divided by the shares outstanding. The numerator adds back the goodwill and other intangible assets related to the 2013 acquisitions of Fianzas Monterrey and ABA Seguros in order to control for the distortive effect of acquisitions.

See reconciliation of Non-GAAP Financial Measures on pages 23-24 in the Financial Supplement. These measures should not be viewed as a substitute for net income, return on equity, or effective tax rate determined in accordance with GAAP.

NM—not meaningful comparison

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Cautionary Statement Regarding Forward-Looking Statements:

Forward-looking statements made in this press release, such as those related to company performance and guidance, investments, economic outlook and insurance market conditions, reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the following: competition, pricing and policy term trends, the levels of new and renewal business achieved, the frequency of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, integration activities and performance of acquired companies, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments and actual settlement terms, the amount and timing of reinsurance recoverable, credit developments among reinsurers, rating agency action, possible terrorism or the outbreak and effects of war, and economic, political, regulatory, insurance and reinsurance business conditions, as well as management’s response to these factors, and other factors identified in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(tables to follow)

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ACE Limited

Summary Consolidated Balance Sheets

(in millions of U.S. dollars, except per share data)

(Unaudited)

	June 30	December 31
	2013	2012
Assets
Investments	$59,690	$60,264
Cash	679	615
Insurance and reinsurance balances receivable	5,022	4,147
Reinsurance recoverable on losses and loss expenses	11,442	12,078
Other assets	16,855	15,441

Total assets	$93,688	$92,545

Liabilities
Unpaid losses and loss expenses	$37,343	$37,946
Unearned premiums	7,851	6,864
Other liabilities	21,199	20,204

Total liabilities	66,393	65,014

Shareholders’ equity
Total shareholders’ equity	27,295	27,531

Total liabilities and shareholders’ equity	$93,688	$92,545

Book value per common share	$80.26	$80.90

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ACE Limited

Summary Consolidated Financial Data

(in millions of U.S. dollars, except share, per share data, and ratios)

(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2013	2012	2013	2012
Gross premiums written	$6,030	$5,653	$10,993	$10,440
Net premiums written	4,391	4,130	8,189	7,702
Net premiums earned	4,067	3,783	7,640	7,164
Losses and loss expenses	2,250	2,119	4,176	3,923
Policy benefits	110	102	241	249
Policy acquisition costs	665	619	1,279	1,201
Administrative expenses	564	514	1,078	1,024

Underwriting income	478	429	866	767
Net investment income	534	537	1,065	1,081
Net realized gains (losses)	104	(394)	310	(134)
Interest expense	73	62	133	124
Other income (expense):
Gains (losses) from separate account assets	(11)	(14)	(7)	4
Other	(26)	(20)	(20)	(35)
Income tax expense	115	148	237	258

Net income	$891	$328	$1,844	$1,301

Diluted earnings per share:
Operating income	$2.29	$2.17	$4.46	$4.22
Net income	$2.59	$0.96	$5.36	$3.80
Weighted average diluted shares outstanding	344.1	342.7	344.0	342.2
Loss and loss expense ratio	58.7%	59.5%	58.0%	58.3%
Policy acquisition cost ratio	15.9%	16.1%	16.5%	16.7%
Administrative expense ratio	13.3%	13.1%	13.6%	13.9%

Combined ratio	87.9%	88.7%	88.1%	88.9%

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ACE Limited

Consolidated Supplemental Segment Information

(in millions of U.S. dollars)

(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2013	2012	2013	2012
Gross Premiums Written
Insurance—North American P&C	$2,327	$2,134	$4,146	$3,963
Insurance—North American Agriculture	749	722	998	905
Insurance—Overseas General	2,097	1,952	4,170	3,936
Global Reinsurance	345	332	639	611
Life	512	513	1,040	1,025

Total	$6,030	$5,653	$10,993	$10,440

Net Premiums Written
Insurance—North American P&C	$1,529	$1,368	$2,813	$2,542
Insurance—North American Agriculture	453	492	566	611
Insurance—Overseas General	1,630	1,475	3,250	3,003
Global Reinsurance	292	309	571	572
Life	487	486	989	974

Total	$4,391	$4,130	$8,189	$7,702

Net Premiums Earned
Insurance—North American P&C	$1,428	$1,268	$2,766	$2,496
Insurance—North American Agriculture	351	384	403	443
Insurance—Overseas General	1,563	1,420	3,022	2,811
Global Reinsurance	245	237	492	467
Life	480	474	957	947

Total	$4,067	$3,783	$7,640	$7,164

Operating Income
Insurance—North American P&C	$341	$305	$702	$614
Insurance—North American Agriculture	26	30	33	55
Insurance—Overseas General	256	232	495	446
Global Reinsurance	156	149	300	286
Life	76	79	146	163
Corporate	(65)	(52)	(140)	(120)

Total	$790	$743	$1,536	$1,444

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